Exhibit 99.2

Kohl’s Declares Quarterly Dividend

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—November 8, 2023—On November 7, 2023 the Board of Directors of Kohl’s Corporation (NYSE:KSS) declared a regular quarterly dividend of $0.50 per share on the Company’s common stock. The dividend is payable December 20, 2023, to shareholders of record at the close of business on December 6, 2023.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s serves millions of families in our more than 1,100 stores in 49 states, online at Kohls.com, and through our Kohl’s App. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com